EXHIBIT 12

                   New England Telephone and Telegraph Company

               Computation of Ratio of Earnings to Fixed Charges

                             (Dollars in Millions)


                                                                             Years Ended December 31,
                                                                  1998      1997      1996*      1995*      1994*
Income before provision for income taxes,
  extraordinary item, and cumulative effect of
  change in accounting principle                              $1,027.7  $  898.1   $1,082.3   $  837.4   $  761.3
Equity in income of affiliate                                    (15.7)    (18.0)      (9.2)     (11.1)     (11.5)
Dividends received from equity affiliate                          21.4       8.3       10.3        8.3       13.3
Interest expense                                                 153.7     138.9      142.1      153.9      163.0
Portion of rent expense representing interest                     28.0      28.3       27.9       28.4       28.7
Amortization of capitalized interest                               2.2       1.3        0.4         --         --
                                                              --------   -------   --------   --------   --------

Income, as adjusted                                           $1,217.3  $1,056.9   $1,253.8   $1,016.9   $  954.8
                                                              ========  ========   ========   ========   ========



Fixed charges:
Interest expense                                              $  153.7  $  138.9   $  142.1   $  153.9   $  163.0
Portion of rent expense representing interest                     28.0      28.3       27.9       28.4       28.7
Capitalized interest                                              13.8      13.0       12.5         --         --
                                                              --------   -------   --------   --------   --------
Fixed charges                                                 $  195.5  $  180.2   $  182.5   $  182.3   $  191.7
                                                              ========  ========   ========   ========   ========

Ratio of Earnings to Fixed Charges                                6.23      5.87       6.87       5.58       4.98
                                                              ========  ========   ========   ========   ========


*Restated as required by revision of Item 503(d) of Regulation S-K.